As filed with the Securities and Exchange Commission on March 5, 2004

Registration No. 333-113081

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1
TO
 FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DELPHAX TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	41-1392000 (I.R.S. Employer Identification No.)

12500 Whitewater Drive
Minnetonka, Minnesota 55343-9420
(952) 939-9000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jay A. Herman
Chairman and Chief Executive Officer
Delphax Technologies Inc.
12500 Whitewater Drive
Minnetonka, Minnesota 55343-9420
(952) 939-9000
Fax: (952) 939-1151
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:
Richard D. McNeil, Esq.
Peter V. Michaud, Esq.
Lindquist & Vennum P.L.L.P.
4200 IDS Center
80 South Eighth Street
Minneapolis, Minnesota 55402
(612) 371-3211
Fax: (612) 371-3207

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [  ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [x]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering: [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [  ]

CALCULATION OF REGISTRATION FEE

Title of Each			Proposed Maximum	Proposed Maximum
Class of Securities	Amount to be		Offering Price	Aggregate Offering	Amount of
to be Registered	Registered		per Share (1)	Price (1)	Registration Fee (1)

Common Stock (par value $.10 per share)	1,200,000	shares(2)	$4.06	$4,872,000	$617.28
Common Stock (par value $.10 per share)	515,625	shares(3)	$4.06	$2,093,438	$265.24
TOTAL	1,715,625	shares		$6,965,438	$882.52

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, (the “Act”) based upon the average of the bid and asked price as of February 23, 2004.

(2)	Represents (i) 937,500 shares issuable to the selling security holders upon the conversion of an aggregate of $3,000,000 of convertible notes and then offered for resale pursuant to this registration and (ii) 262,500 shares issuable to the selling security holders as interest under the convertible notes (assuming such security holders held such notes for the full term of the note ) and then offered for resale pursuant to this registration.

(3)	Represents 515,625 shares issuable to selling security holders upon the exercise of warrants and then offered for resale pursuant to this registration.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commissions, acting pursuant to aforesaid Section 8(a), may determine.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE
SUMMARY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
USE OF PROCEEDS
DESCRIPTION OF SECURITIES
LEGAL OPINIONS
EXPERTS
INDEMNIFICATION
PART II
ITEM 14. Other Expenses of Issuance and Distribution
ITEM 15. Indemnification of Directors and Officers
ITEM 16. Exhibits
ITEM 17. Undertakings
SIGNATURES
Opinion/Consent of Lindquist & Vennum P.L.L.P.
Consent of Ernst & Young LLP

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion Dated March 5, 2004

PROSPECTUS

DELPHAX TECHNOLOGIES INC.

[Delphax LOGO]

Offering of up to 1,715,625 shares of Common Stock

     This prospectus covers the resale of an aggregate of 1,715,625 shares of our common stock, primarily consisting of 937,500 shares issuable upon conversion of convertible notes and 515,625 shares issuable upon exercise of common stock purchase warrants. In addition, this prospectus covers the registration of an additional 262,500 shares that are payable as interest on the principal due on the convertible notes.

     We will receive no part of the proceeds from the sale of any of the shares by the selling security holders. As of February 25, 2004, none of the selling security holders has exercised his, her or its conversion rights under the convertible notes or rights to exercise warrants.

     Our common stock trades on the over-the-counter market and is quoted on the National Market tier of the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) under the symbol “DLPX.” On February 23, 2004, the last reported sale price of our common stock was $4.03 per share.

This investment is speculative and involves a high degree of risk.
Please see “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated March 5, 2004

WHERE YOU CAN FIND MORE INFORMATION
AND INCORPORATION BY REFERENCE

          We filed a registration statement on Form S-3 with the Securities and Exchange Commission (“SEC”) for this offering. This prospectus does not contain all of the information in the registration statement. In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. The registration statement and our other SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy the registration statement and any other document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Our SEC filings are also available on our website at www.Delphax.com under “Investor Relations.” Alternatively, you may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

          We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update this prospectus. We incorporate by reference the documents listed below, and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and before the time that we sell all the securities offered by this prospectus:

•	Annual Report on Form 10-K for the year ended September 30, 2003, Commission File No. 000-10691, as amended on February 25, 2004, Commission File No. 000-10691;

•	Quarterly Report on Form 10-Q for the quarter ended December 31, 2003, Commission File No. 000-10691;

•	Definitive proxy statement for our annual meeting of shareholders to be held on March 18, 2004, filed on January 28, 2004, Commission File No. 000-10691;

•	Current Report on Form 8-K as filed on February 6, 2004 announcing the closing of a private placement of the convertible notes due February 4, 2008, in an aggregate principal amount of $3,000,000, Commission File No. 000-10691; and

•	Current Report on Form 8-A filed on March 22, 2002, Commission File No. 000-10691; as amended on September 27, 2002, Commission File No. 000-10691, and February 9, 2004, Commission File No. 000-10691.

          You may request a copy of these filings at no cost, by writing to or telephoning us at:

Delphax Technologies Inc.
12500 Whitewater Drive
Minnetonka, Minnesota 55343-9420
(952) 939-9000
Attention: Chief Financial Officer

          You should rely only on the information included or incorporated by reference in this prospectus. Information contained on our web site is not part of this prospectus. We have not authorized anyone else to provide you with different information. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus is accurate as of any date other than the dates on the front of this document. Information on our web site is not a part of this prospectus.

SUMMARY

          This summary highlights information found elsewhere in the prospectus. Because this is a summary, it does not contain all of the information that may be important to you. Please read the entire prospectus carefully before you decide to invest.

          The Business. We design, manufacture, sell and service advanced digital print-production equipment based on our patented electron beam imaging (EBI) technology. We derive the majority of our revenues from the sale of maintenance contracts, spare parts, supplies and consumable items that are used with this equipment. Our printing equipment provides customers with the capability to personalize, encode, print and collate documents for publishing, direct mail, legal, financial, security, forms and other commercial printing applications. We were formed in 1981 and shipped our first printing system for the production of checks and other financial documents, the Model 2000 Checktronic®, in 1983.

          We have had a significant presence in the international check production marketplace since 1983. The integration of the check production functions provided by the Checktronic allowed lower cost production of small check orders (25 to 100 checks) that are typical in most markets outside the United States. This, and an improvement in printing quality, created a demand for our equipment in many international markets. We opened our first subsidiary in England in 1983 and a subsidiary in France in 1987.

          During 1998, we launched the Imaggia® MG20 digital press in response to the changing demands of security printers and on-demand printing applications worldwide. The Imaggia MG20 system utilizes state-of-the-art digital, non-impact technology, offering print quality that is visually indistinguishable from offset print. We market the Imaggia system to customers with high-volume folio production and print-on-demand (POD) applications.

          In July 2001, we announced the introduction of the Imaggia II digital press. Faster, easier to use and supporting a larger media size than the Imaggia MG20 system, the Imaggia II features a flat-screen operator interface with the front-end data processing capacity to support production of truly variable data from sheet to sheet. We began shipping the Imaggia II system in the second quarter of fiscal 2002.

          In December 2001, through a newly organized Canadian subsidiary, we acquired substantially all of the North American business assets of Delphax Systems and Delphax Systems, Inc. (collectively, the “Delphax Business”). The Delphax Business developed, manufactured and distributed print engines, print management software and a range of digital printing systems incorporating the Delphax Business’s proprietary EBI technology. It was the supplier of the print engines used in a number of our products and also supplied print engines to a number of non-competing original equipment manufacturers (OEM). The acquisition was significant in that it provided us with the patented EBI technology for the print engines used in our products. Shortly after the acquisition, we changed our name to Delphax Technologies Inc.

          We have maintained supply and license arrangements with the OEM customers of the Delphax Business. These OEM customers provide an important non-competing channel for distributing EBI technology-based products to additional commercial printing markets.

          In April 2002, we announced the introduction of the CR Series of high-volume, roll-fed digital printing presses. The CR900 and CR1300 digital presses deliver 200 and 300 feet per minute throughput, respectively. Both digital presses feature wide-format, duplex production at full 600 X 600 DPI (dots per inch) print quality for publishers, direct mailers, bill and statement printers, in-house data and document centers and service bureaus. We sold our first CR Series digital press in June 2002.

          In April 2002, we also introduced the RS Series of roll-fed, sheet-output digital print production systems. The RS Series digital printers feature fast throughput and duplex production, with a variety of built-in finishing options for data and document centers, education, public utilities and the financial industry. We sold our first RS Series digital printer in June 2002.

          We intend to demonstrate our next-generation of the CR Series product line, the CR2000, at the Drupa 2004 trade show in Germany. This product will feature a throughput of 450 feet per minute and retain all the print quality and paper processing capabilities of the CR1300 system.

          During fiscal 2003, we consolidated our manufacturing and engineering operations with those of the Delphax Business in suburban Toronto, Canada. As of September 30, 2003, we had approximately 4,000 installations using its EBI technology in more than 60 countries.

          Our net sales have grown significantly in each of the past two fiscal years, from $43.1 million in fiscal 2001, to $58.0 million in fiscal 2003. During this period, we incurred a net loss of $1.8 million (which included a restructuring charge of $1.1 million), or $0.30 per share, in fiscal 2003, and $2.4 million, or $0.39 per share, in fiscal 2002. However, we generated positive cash flow from operations of $2.5 million and $3.8 million, in fiscal 2003 and 2002, respectively. This positive cash flow was used to repay indebtedness under the secured credit agreement which we entered into in December, 2001, to finance acquisition of the Delphax Business. We paid down the outstanding loan balance from a high of $17.2 million in May, 2002, to $13.9 million at September 30, 2003 and $11.9 million as of December 31, 2003. On February 5, 2004, we refinanced our indebtedness to the lender by issuing the convertible notes and accompanying warrants and entering into new senior credit agreements between a new senior lender and us and between a Canadian affiliate of the new lender and our Canadian subsidiary.

          Our main office is located at 12500 Whitewater Drive, Minnetonka, Minnesota 55343-9420. Our telephone number is (952) 939-9000 and our fax number is (952) 939-1151.

          Use of Proceeds. We are not selling any of the shares of common stock offered pursuant to this prospectus and will not receive any proceeds from the sale of such shares by the selling security holders.

          Shares of Common Stock Authorized and Outstanding. We have 50,000,000 shares of common stock authorized, $.10 par value, of which 6,214,873 shares are issued and outstanding as of February 25, 2004. We also have outstanding options and warrants that entitle the holders to purchase a total of 1,488,400 shares of common stock at prices ranging from $1.75 to $9.63 per share. These options and warrants vest at varying rates and expire on various dates during the period from March 13, 2004, through September 19, 2011. On February 5, 2004, we announced that we had completed the private placement of convertible notes due February 4, 2008, in the principal amount of $3,000,000. The principal amount of the convertible notes is convertible into shares of our common stock at a conversion price of $3.20 per share. The holders of the convertible notes also received 515,625 warrants to purchase shares of our common stock. The warrants become fully vested on August 5, 2004, and are exercisable until February 4, 2008, at $3.51 per share and have a cashless exercise feature.

          Securities Outstanding After This Offering. If all $3,000,000 of the outstanding convertible notes are converted to common stock, all 262,500 shares of common stock are paid as interest under the outstanding convertible notes and all 515,625 warrants are exercised in connection with this offering, we will have 7,930,498 shares of common stock outstanding.

          Transfer Agent. Wells Fargo Bank, N.A. is our transfer agent.

          Questions About This Offering; Contact Information. If convertible note or warrant holders have questions about the terms of this offering, such holders may contact Robert M. Barniskis, our Vice President, Chief Financial Officer, at (952) 939-9000.

          Risk Factors. Please see “Risk Factors” for a discussion of certain risks that you should consider when determining whether to invest in this offering, including limited sales of our new product line and our reliance on two significant customers.

RISK FACTORS

          This offering involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in the Shares.

Risks Related to Our Operations

          We have had limited sales of our new product lines. The acquisition of our Canadian subsidiary in December 2001 significantly expanded our product lines to include the CR Series and RS Series of roll-fed printing equipment. To date, a limited number of CR Series presses and only one RS Series print system have been sold and there can be no assurance that such equipment will be sold in the future.

          We rely on two significant customers. We had two significant customers that accounted for 19% and 14% of net sales in fiscal 2003. We anticipate, but cannot assure you, that these customers will continue to be significant in fiscal 2004. However, the loss of, or a significant decrease in sales to, either of these customers could have a material adverse effect on our financial condition and results of operation.

          We have substantial operations in foreign markets. We have foreign subsidiaries in Canada, the United Kingdom and France. We do business in more than 60 countries and generate approximately 20% to 30% of our revenues from outside North America. Our ability to sell our products in foreign markets may be affected by changes in economic, political or market conditions in the foreign markets in which we do business.

          Our bank debt is subject to interest rate changes. Substantially all of our bank debt and the associated interest expense are sensitive to changes in the level of interest rates. A hypothetical 100 basis point increase in interest rates would result in incremental interest expense in fiscal 2003 and fiscal 2002 of approximately $119,000 and $118,000, respectively.

          Interest expense on the convertible notes may fluctuate from quarter to quarter. Interest on the convertible notes is determined by dividing the monetary value of the accrued interest by the initial conversion price of $3.20 per share of common stock, or 16,406 shares or common stock per quarter. Interest expense on the convertible notes is recorded quarterly based on the fair value of the shares of common stock issued. Accordingly, interest expense on the convertible notes may fluctuate from quarter to quarter.

          Our revenues are subject to fluctuations, which may be material. Our net sales and operating results may fluctuate from quarter to quarter because:

•	our sales cycle is relatively long,

•	the size of orders may vary significantly,

•	the availability of financing for customers in some countries is variable,

•	customers may postpone or cancel orders, and

•	economic, political and market conditions in some markets change with minimal notice and affect the timing and size of orders.

          Because our operating expenses are based on anticipated revenue levels and a high percentage of our operating costs are relatively fixed, variations in the timing of revenue recognition will result in significant fluctuations in operating results from period to period.

Risks Related to This Offering

          Actual or perceived sales of a significant number of our securities in the public market could adversely affect the price of our securities. As of February 25, 2004, there were 6,214,873 shares of our common stock issued and outstanding. We also have 1,488,400 shares of our common stock purchasable through the exercise of outstanding options and warrants, exercisable at per share exercise prices ranging from $1.75 to $9.63.

          On February 5, 2004, we announced that we had completed the private placement of convertible notes due February 4, 2008 in the principal amount of $3,000,000. The principal amount of the convertible notes is convertible into shares of our common stock at a conversion price of $3.20 per share. Pursuant to the terms of the convertible notes, the holders of such notes receive payment in kind interest of 7% per annum payable quarterly in arrears in shares of our common stock. Upon purchase of the notes, the note holders received 515,625 warrants to purchase our common stock. The warrants become fully vested on August 5, 2004, and are exercisable until February 4, 2008, at a price of $3.51 per share and have a cashless exercise feature.

          At any time our common stock trades at prices in excess of the exercise or conversion price of common stock issuable under the convertible notes or warrants, it is possible that the holders of such notes or warrants may exercise their conversion or purchase privileges. If any of these events occur, the number of shares of our outstanding common stock could increase substantially. This increase, in turn, could dilute future earnings per share, if any, and could depress the market value of our common stock.

          We must pay a penalty to the selling security holders in the event the registration statement we filed for this offering is not declared effective by a certain date. In the event the registration statement we filed for this offering is not declared effective by the SEC by the 120th day after February 4, 2004, due solely to our fault, then we are obligated to pay to each of the selling security holders, on each day that passes without the registration statement being declared effective thereafter, an amount equal to the product of such selling security holders outstanding principal balance under the convertible notes and the quotient obtained by dividing 10% by 360.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus and our public documents to which we refer contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. In addition, we may make forward-looking statements orally in the future by or on behalf of the company. When used, the words “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements and to recognize that the statements are not predictions of actual future results. Actual results could differ materially from those anticipated in the forward-looking statements due to the risks and uncertainties set forth herein under the caption “Risk Factors,” as well as others not now anticipated. These risks and uncertainties include, without limitation, our ability to generate revenue and our ability to protect our proprietary technology. We undertake no responsibility to update any forward-looking statement.

          Forward-looking statements involve risks and uncertainties, including those discussed under “Risk Factors,” that could cause actual results to differ materially from those anticipated. Because actual results may differ, readers are cautioned not to place undue reliance on these forward-looking statements.

SELLING SECURITY HOLDERS

Transaction Overview

          On February 4, 2004, we entered into a Securities Purchase Agreement with Tate Capital Partners Fund, LLC. The Securities Purchase Agreement provided for the issuance and purchase of our 7% convertible subordinated notes in the aggregate amount of $3.0 million. The notes were sold at 100% of face value, and we received net proceeds of approximately $2,950,000, after payment of legal expenses.

          These convertible notes mature on February 4, 2008, with the interest payable quarterly in shares of our common stock so long as we maintain the effectiveness of this registration statement. The notes are convertible immediately by the investors, in whole or in part, into shares of our common stock at an initial conversion price equal to $3.20. Resale of the shares of our common stock issuable as interest on, or upon conversion of, these notes is covered by this prospectus.

          After two years from the date of issuance, we have the right to redeem all, but not less than all, of the notes at 120% of the remaining principal of notes then outstanding, plus all accrued and unpaid interest, so long as:

•	the registration statement (of which this prospectus forms a part) relating to the common stock issuable as interest upon the notes, and issuable upon conversion of the notes and exercise of the warrants, becomes and remains continuously effective;

•	we provide at least 20 days irrevocable notice to the holders of such notes;

•	the closing price per share of our common stock, as reported on the Nasdaq National Market has been, on average, for the 15 trading days preceding such notice, at least $7.00 per share;

•	there has not been a continuing event of default under the notes for a period of 30 days prior to the date of such notice and continuing through the date of redemption of the notes; and

•	the maximum number of shares issuable upon conversion of the notes and as payment of interest under the notes has not been reached.

          In connection with the Securities Purchase Agreement, we issued common stock purchase warrants to each of the security holders to purchase up to an additional aggregate of 515,625 shares of our common stock. Resale of the shares of our common stock issuable upon exercise of these warrants is also covered by this prospectus. The warrants are exercisable:

•	at an initial exercise price of $3.51 per share;

•	from the date of August 5, 2004 until February 4, 2008; and

•	on a cashless basis, whereby the holder, rather than pay the exercise price in cash, may surrender a number of warrants equal to the exercise price of the warrants being exercised.

          The conversion price of the notes and the exercise price of the warrants are subject to adjustment in the event of stock splits, dividends and certain combinations.

Ownership Table

     The following table sets forth:

•	the name of each selling security holder; and

•	the amount of common stock beneficially owned by each selling security holder (which includes those shares underlying the convertible note and the warrants and such shares issuable as interest on the convertible note held by such security holder assuming such security holder held the convertible note for the full term of such note) notwithstanding the contractual limitation on each selling security holder that they may not beneficially own more than 4.99% of our common stock at any time.

          Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to outstanding voting securities, as well as any voting securities which the person has the right to acquire within 60 days, through the conversion or exercise of any security or other right. The information as to the number of shares of our common stock owned by each selling security holder is based upon our books and records and the information provided by our transfer agent.

          We may amend or supplement this prospectus, from time to time, to update the disclosure set forth in the table. Because the selling security holders identified in the table may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares available for resale hereby that will be held by the selling security holders upon termination of this offering. We have, therefore, assumed for the purposes of the following table, that the selling security holders will sell all of the shares owned beneficially by them, which are covered by this prospectus.

	Number of
	Shares
	Beneficially	Number of	Number of Shares	Percent
	Owned and to	Shares to be	Owned After	After
Name of Selling Security Holder	be Owned(1)	Offered(1)	Offering	Offering

Tate Capital Partners Fund, LLC	228,744 (2)	228,744 (2)	0	*
Pandora Select Partners LP	1,486,881 (3)	1,486,881 (3)	0	*

Total	1,715,625	1,715,625

(1)	The figures presented in this column represent the number of shares owned by such entity assuming the conversion of all convertible notes, and the exercise of all warrants, owned by such investor. Each investor is, however, contractually limited to a maximum beneficial ownership of no more than 4.99% of our issued and outstanding stock, which limitation may be revoked by the investor, in its sole discretion, upon 60 days prior written notice to us.

(2)	Includes 124,997 shares underlying a convertible note, 68,748 shares underlying common stock purchase warrants and up to 34,999 shares of our common stock that would be earned as interest assuming the convertible note held by such investor was held for the full four year term of the notes.

(3)	Includes 812,503 shares underlying a convertible note, 446,877 shares underlying common stock purchase warrants and up to 227,501 shares of our common stock that would be earned as interest assuming the convertible note held by such investor was held for the full four year term of the notes.

          We have agreed with the selling security holders to file with the Commission, under the Securities Act, the registration statement of which this prospectus forms a part, with respect to the resale of the shares, and have agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the earlier of (i) two years from the effectiveness of the registration statement, or (ii) the date on which all of the shares have been sold. We agreed to pay for all costs and expenses in the issuance, offer, sale and delivery of the shares of our common stock. These include all expenses and fees of preparing, filing and printing the registration statement and mailing of these items. We will not pay selling commissions and expenses for any sales by the selling security holders, but will indemnify the selling security holders against civil liabilities including liabilities under the Securities Act of 1933.

          In the event the registration statement we filed for this offering is not declared effective by the SEC by the 120th day after February 4, 2004, due solely to our fault, then we are obligated to pay to each of the selling security holders, on each day that passes without the registration statement being declared effective thereafter, an amount equal to the product of such selling security holders outstanding principal balance under the convertible notes and the quotient obtained by dividing 10% by 360.

          The selling security holders and the officers and directors of any of such selling security holders have not held any positions or offices or had any other material relationship with us or any predecessor or any of our affiliates within the past three years.

          Pursuant to this transaction, the Company also amended its shareholder rights plan to permit the selling security holders to beneficially own up to 25% of the Company’s common stock without being considered an “acquiring person” and triggering the distribution and exercisability of the rights afforded under the rights plan.

PLAN OF DISTRIBUTION

          The selling security holders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

*	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

*	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

*	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

*	an exchange distribution in accordance with the rules of the applicable exchange;

*	privately negotiated transactions;

*	settlement of short sales entered into after the date of this prospectus;

*	broker-dealers may agree with the selling security holder to sell a specified number of such shares at a stipulated price per share;

*	a combination of any such methods of sale; and

*	any other method permitted pursuant to applicable law.

          The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus. Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

          The selling security holders may, from time to time, pledge or grant a security interest in some or all of the shares or common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors-in-interest as selling security holders under this prospectus.

          The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

          The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. The selling security holders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

          We and the selling security holders have agreed to indemnify each other against certain liabilities, including liabilities arising under the Securities Act.

USE OF PROCEEDS

          We are not selling any of the shares of common stock offered pursuant to this prospectus and will not receive any proceeds from the sale of such shares by the selling security holders.

DESCRIPTION OF SECURITIES

          We are authorized to issue 50,000,000 shares of common stock, par value $.10. As of February 25, 2004, 6,214,873 shares of common stock were outstanding. Each share of common stock is entitled to one vote on all matters submitted to a vote of the shareholders. Shareholders do not have cumulative voting rights. The absence of cumulative voting rights means that the holders of a majority of the outstanding shares of common stock can elect all the directors then standing for election.

          Each share of common stock has an equal and ratable right to receive dividends legally declared by our Board of Directors, out of any funds legally available for the payment thereof. In the event of our liquidation, dissolution or winding up, after satisfaction of amounts payable to creditors, holders of the common stock are entitled to share ratably, on a per share basis, in the assets available for distribution to the shareholders.

          Holders of common stock are not entitled to conversion or preemptive rights. All outstanding shares of common stock are, and when issued, the shares of common stock issued in connection with this offering will be, fully paid and nonassessable.

LEGAL OPINIONS

          Lindquist & Vennum P.L.L.P., Minneapolis, Minnesota, will issue an opinion about the legality of the securities offered by this prospectus.

EXPERTS

          Ernst & Young LLP, independent auditors, have audited our financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

INDEMNIFICATION

          Our articles of incorporation eliminate or limit certain liabilities of our directors, officers, employees and agents in certain instances. Insofar as exculpation of, or indemnification for, liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been informed that, in the opinion of the Securities and Exchange Commission, the exculpation or indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

          No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained in this prospectus and any prospectus supplement in connection with the offering made hereby, and, if given or made, that information or representations must not be relied upon as having been authorized by us. This prospectus and any prospectus supplement do not constitute an offer to sell, or solicitation of an offer to buy, any securities offered hereby to any person in any jurisdiction where the offer or solicitation would be unlawful. Neither the delivery of this prospectus and any prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

1,715,625 Shares of Common Stock

DELPHAX TECHNOLOGIES INC.

PROSPECTUS

MARCH 5, 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution

          The following is an estimate, subject to future contingencies, of the expenses to be incurred by the registrant in connection with the issuance and distribution of the securities being registered:

Registration Fee	$	882.52
NASDAQ Fees		0
Accounting Fees and Expenses*		10,000.00
Legal Fees and Expenses*		7,000.00
Blue Sky Expenses*		0
Transfer Agent and Registrar Fees*		0
Printing Expenses*		0
Total	$	17,882.52

*	Estimated pursuant to instruction to Item 511 of Regulation S-K.

ITEM 15. Indemnification of Directors and Officers

          Section 302A.521 of the Minnesota Statutes requires, among other things, the indemnification of persons made or threatened to be made a party to a proceeding by reason of acts or omissions performed in their official capacity as an officer, director, employee or agent of the corporation against judgments, penalties and fines (including attorneys’ fees) if such person is not otherwise indemnified, acted in good faith, received no improper benefit, reasonably believed that such conduct was in the best interests of the corporation, and, in the case of criminal proceedings, had no reason to believe the conduct was unlawful. In addition, Section 302A.521, subd. 3, of the Minnesota Statutes requires payment by the corporation, upon written request, of reasonable expenses in advance of final disposition in certain instances if a decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders or by a court.

          Our articles of incorporation provide for the indemnification of our officers, directors, employees and agents, in accordance with, and to the fullest extent permitted by, the provisions of the Minnesota Business Corporation Act, as amended from time to time.

ITEM 16. Exhibits

          The following Exhibits are filed as part of this registration statement:

Exhibit No.	Description

4.1	Securities Purchase Agreement dated February 4, 2004, between Delphax Technologies Inc. and the Investors (filed as Exhibit 4.1 to Delphax’s Current Report on Form 8-K dated February 6, 2004 and incorporated herein by reference).

4.2	Form of 7% Convertible Subordinated Note (filed as Exhibit 4.2 to Delphax’s Current Report on Form 8-K dated February 6, 2004 and incorporated herein by reference).

4.3	Form of Stock Purchase Warrant to Purchase Shares of Common Stock (filed as Exhibit 4.3 to Delphax’s Current Report on Form 8-K dated February 6, 2004 and incorporated herein by reference).

4.4	Registration Rights Agreement dated February 4, 2004, between Delphax Technologies Inc. and the Investors (filed as Exhibit 4.4 to Delphax’s Current Report on Form 8-K dated February 6, 2004 and incorporated herein by reference).

4.5	Amendment No.2 dated February 4, 2004, to Rights Agreement between the Company and Wells Fargo Bank Minnesota N.A. (filed as Exhibit 4.5 to Delphax’s Current Report on Form 8-K dated February 6, 2004 and incorporated herein by reference).

5.1	Opinion of Lindquist & Vennum P.L.L.P.

23.1	Consent of Lindquist & Vennum P.L.L.P. (included as part of Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (on signature page hereof)

ITEM 17. Undertakings

          (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any additional or changed material information on the plan of distribution.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for determining any liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (d) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (e) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on February 25, 2004.

DELPHAX TECHNOLOGIES INC.

By:	/s/ JAY A. HERMAN

Jay A. Herman, Chairman and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

          We, the undersigned officers and/or directors of Delphax Technologies Inc., a Minnesota corporation, do hereby make, constitute and appoint Jay A. Herman and Robert M. Barniskis, or either of them, as our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for us and in our names, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits and other supporting documents thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting upon the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or incidental to the performance and execution of the powers herein expressly granted. This power of attorney shall remain in effect until revoked in writing by the undersigned.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below on the 25th day of February, 2004, by the following persons in the capacities indicated.

Signature	Title

/s/ JAY A. HERMAN Jay A. Herman	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ ROBERT M. BARNISKIS Robert M. Barniskis	Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ R. STEPHEN ARMSTRONG R. Stephen Armstrong	Director

/s/ GARY R. HOLLAND Gary R. Holland	Director

/s/ KENNETH E. OVERSTREET Kenneth E. Overstreet	Director

/s/ EARL W. ROGERS Earl W. Rogers	Director